Exhibit 2.1

Request ID:	023649136	Province of Ontario	Date Report Produced: 2019/09/30

Demande no:	Province de l’Ontario	Document produit le:

Transaction ID:	073207055	Ministry of Government Services	Time Report Produced: 16:17:49

Transaction no:		Ministère des Services gouvernementaux	Imprimé à:
Category ID:	CT
Catégorie:

Certificate of Incorporation

Certificat de constitution

This is to certify that	Ceci certifie que

AUDITION SHOWDOWN INC.

Ontario Corporation No.	Numéro matricule de la personne morale en Ontario

002719108

is a corporation incorporated, the laws of the Province of Ontario.	est une société constituée aux termes under des lois de la province de l’Ontario.

These articles of incorporation are effective on	Les présents statuts constitutifs entrent en vigueur le

SEPTEMBER 30 SEPTEMBRE, 2019

Director/Directrice

Business Corporations Act/Loi sur les sociétés par actions

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Request ID / Demande no 23649136	Ontario Corporation Number Numéro de la compagnie en Ontario 2719108

FORM 1		FORMULE NUMÉRO 1

BUSINESS CORPORATIONS ACT	/	LOI SUR LES SOCIÉTÉS PAR ACTIONS

ARTICLES OF INCORPORATION

STATUTS CONSTITUTIFS

1.	The name of the corporation is:	Dénomination sociale de la compagnie:
AUDITION SHOWDOWN INC.

2.	The address of the registered office is:	Adresse du siège social:

130 KING STREET WEST	Suite 2950

(Street & Number, or R.R. Number & if Multi-Office Building give Room No.)
(Rue et numéro, ou numéro de la R.R. et, s’il s’agit édifice à bureau, numéro du bureau)

TORONTO CANADA	ONTARIO M5X 2A2

(Name of Municipavlity or Post Office) (Nom de la municipalité ou du bureau de poste)	(Postal Code/Code postal)

3.	Number (or minimum and maximum number) of directors is: Minimum 1	Nombre (ou nombres minimal et maximal) d’administrateurs: Maximum 20

4.	The first director(s) is/are:	Premier(s) administrateur(s):

First name, initials and surname Prénom, initiales et nom de famille	Resident Canadian State Yes or No Résident Canadien Oui/Non

Address for service, giving Street & No. or R.R. No., Municipality and Postal Code	Domicile élu, y compris la rue et le numéro, le numéro de la R.R., ou le nom de la municipalité et le code postal

*	JOHN A. MCMAHON 1 ST. THOMAS STREET Suite 10A	YES

TORONTO ONTARIO CANADA M5S 3M5

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Request ID / Demande no 23649136	Ontario Corporation Number Numéro de la compagnie en Ontario 2719108

5.	Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise.

Limites, s’il y a lieu, imposées aux activités commerciales ou aux pouvoirs de la compagnie.

There are no restrictions on business the Corporation may carry on or on powers the Corporation may exercise.

6.	The classes and any maximum number of shares that the corporation is authorized to issue:

Catégories et nombre maximal, s’il y a lieu, d’actions que la compagnie est autorisée à émettre:

The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of Multiple Voting Shares.

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Request ID / Demande no 23649136	Ontario Corporation Number Numéro de la compagnie en Ontario 2719108

7.	Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

Droits, privilèges, restrictions et conditions, s’il y a lieu, rattachés à chaque catégorie d’actions et pouvoirs des administrateurs relatifs à chaque catégorie d’actions que peut être émise en série:

1. Common Shares and Multiple Voting Shares

The rights, privileges, restrictions and conditions attaching to the Common shares (“Common Shares”) and the multiple voting shares (“Multiple Voting Shares”) are:

(a) Dividends; Rights on Liquidation, Dissolution, at Winding-Up. Subject to the prior rights of any other class ranking senior to the Common Shares and the Multiple Voting Shares, the Common Shares and the Multiple Voting Shares shall rank pari passu, share for share, as to the right to receive dividends and any amount payable on any distribution of assets constituting a return of capital and to receive the remaining property and assets of the Corporation on the liquidation, dissolution or winding-up of the Corporation, whether voluntarily or involuntarily, or any other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs. For the avoidance of doubt, holders of Common Shares and Multiple Voting Shares shall, subject always to the rights of any other class ranking senior to the Common Shares and the Multiple Voting Shares, be entitled to receive (i) such dividends and any amount payable on any distribution of assets constituting a return of capital as the Board of Directors of the Corporation shall determine, and

(ii) in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntarily or involuntarily, or any other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs, the remaining property and assets of the Corporation, in the case of (i) and (ii) in an identical amount per share, at the same time and in the same form (whether in cash, in specie or otherwise) as if the Common Shares and Multiple Voting Shares were of one class only.

(b) Meetings and Voting Rights.

(i) Each holder of Multiple Voting Shares and each holder of Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation, except meetings at which only holders of another particular class or series shall have the right to vote. At each such meeting, each Multiple Voting Share shall entitle the holder thereof to twenty-five (25) votes and each Common Share shall entitle the holder thereof to one (1) vote, voting together as a single class, except as otherwise expressly provided herein or as provided by law.

(ii) In addition to any other voting right or power to which holders of Common Shares shall be entitled by law or regulation or other provisions of the articles of the Corporation from time to time in effect, but subject to the provisions hereof, holders of Common Shares shall be entitled to vote separately as a class, in addition to any other vote of shareholders that may be required, in respect of any alteration, repeal or amendment to the articles of the Corporation that would adversely affect the powers, preferences or rights of the holders of Common Shares, or affect the holders of Common Shares or Multiple Voting Shares differently, on a per share basis, including an amendment to the terms of the articles of the Corporation providing that any Multiple Voting Shares held by or Transferred to a Person that is not a Permitted Holder shall be automatically converted into Common Shares, and such alteration, repeal or amendment shall not be effective unless a resolution in respect thereof is approved by a majority of the votes cast by holders of outstanding shares of such class or their proxyholders.

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Request ID / Demande no 23649136	Ontario Corporation Number Numéro de la compagnie en Ontario 2719108

7.	Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

Droits, privilèges, restrictions et conditions, s’il y a lieu, rattachés à chaque catégorie d’actions et pouvoirs des administrateurs relatifs à chaque catégorie d’actions que peut être émise en série:

(c) Subdivision or Consolidation. No subdivision or consolidation of the Common Shares or the Multiple Voting Shares shall be carried out unless, at the same time, the Multiple Voting Shares or the Common Shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis so as to preserve the relative economic and voting interests of the two classes.

(d) Voluntary Conversion. The Common Shares cannot be converted into any other class of shares. Each outstanding Multiple Voting Share may, at any time, at the option of the holder, be converted into one fully paid and non-assessable Common Share, in the following manner:

(i) The conversion privilege for which provision is made in this subsection 1(d) shall be exercised by notice in writing given to the Corporation at its registered office, accompanied by a certificate or certificates representing the Multiple Voting Shares in respect of which the holder desires to exercise such conversion privilege. Such notice shall be signed by the holder of the Multiple Voting Shares in respect of which such conversion privilege is being exercised, or by the duly authorized representative thereof and shall specify the number of Multiple Voting Shares which such holder desires to have converted. On any conversion of Multiple Voting Shares, the Common Shares resulting therefrom shall be registered in the name of the registered holder of the Multiple Voting Shares converted or, subject to payment by the registered holder of any stock transfer or other applicable taxes and compliance with any other reasonable requirements of the Corporation in respect of such transfer, in such name or names as such registered holder may direct in writing. Upon receipt of such notice and certificate or certificates and, as applicable, compliance with such other requirements, the Corporation shall, at its expense, effective as of the date of such receipt and, as applicable, compliance, remove or cause the removal of such holder from the register of holders in respect of the Multiple Voting Shares for which the conversion privilege is being exercised, add the holder (or any person or persons in whose name or names such converting holder shall have directed the resulting Common Shares to be registered) to the register of holders in respect of the resulting Common Shares, cancel or cause the cancellation of the certificate or certificates representing such Multiple Voting Shares and issue or cause to be issued a certificate or certificates representing the Common Shares issued upon the conversion of such Multiple Voting Shares. If less than all of the Multiple Voting Shares represented by any certificate are to be converted, the holder shall be entitled to receive a new certificate representing the Multiple Voting Shares represented by the original certificate which are not converted.

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Request ID / Demande no 23649136	Ontario Corporation Number Numéro de la compagnie en Ontario 2719108

7.	Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

Droits, privilèges, restrictions et conditions, s’il y a lieu, rattachés à chaque catégorie d’actions et pouvoirs des administrateurs relatifs à chaque catégorie d’actions que peut être émise en série:

(e) Automatic Conversion.

(i) Upon the first date that any Multiple Voting Share is held by or Transferred to a Person other than a Permitted Holder, the Permitted Holder which held such Multiple Voting Share until such date, without any further action, shall automatically be deemed to have exercised his, her or its rights under subsection 1(d) to convert such Multiple Voting Share into one fully paid and non-assessable Common Share.

(ii) Upon the conversion of all of the issued and outstanding Multiple Voting Share of the Corporation into Common Shares as provided for in paragraph 1(e)(i), the authorized and unissued Multiple Voting Shares as a class shall be deleted entirely from the authorized capital of the Corporation, together with the rights, privileges, restrictions and conditions attaching thereto and all references to the Multiple Voting Shares, without prejudice to the rights of the former holders of Multiple Voting Shares to receive, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, a certificate or certificates for the number of Common Shares issued on conversion thereof.

(iii) The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Multiple Voting Shares to Common Shares and the general administration of this dual class share structure as it may deem necessary or advisable, and may from time to time request that holders of Multiple Voting Shares furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Multiple Voting Shares and to confirm that a conversion to Common Shares has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Common Shares shall be conclusive and binding.

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Request ID / Demande no 23649136	Ontario Corporation Number Numéro de la compagnie en Ontario 2719108

7.	Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

Droits, privilèges, restrictions et conditions, s’il y a lieu, rattachés à chaque catégorie d’actions et pouvoirs des administrateurs relatifs à chaque catégorie d’actions que peut être émise en série:

(iv) For the purposes of this subsection 1(e):

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person;

“Members of the Immediate Family” means with respect to any individual, each parent (whether by birth or adoption), spouse, child or other descendants (whether by birth or adoption) of such individual, each spouse of any of the aforementioned Persons, each trust created solely for the benefit of such individual and/or one or more of the aforementioned Persons, and each legal representative of such individual or of any aforementioned Persons (including without limitation a tutor, curator, mandatary due to incapacity, custodian, guardian or testamentary executor), acting in such capacity under the authority of the law, an order from a competent tribunal, a will or a mandate in case of incapacity or similar instrument. For the purposes of this definition, a Person shall be considered the spouse of an individual if such Person is legally married to such individual, lives in a civil union with such individual or is the common law partner (as defined in the Income Tax Act (Canada) as amended from time to time) of such individual. A Person who was the spouse of an individual within the meaning of this paragraph immediately before the death of such individual shall continue to be considered a spouse of such individual after the death of such individual;

“Permitted Holders” means (i) John A. McMahon, (ii) in respect of a holder of Multiple Voting Shares that is an individual, the Members of the Immediate Family of such individual and any Person controlled, directly or indirectly, by any such holder, and (iii) in respect of a holder of Multiple Voting Shares that is not an individual, an Affiliate of that holder or the Members of the immediate Family of the individual that controls such holder; provided, however, that in the case of clauses (ii) and (iii), as applicable, such holder of Multiple Voting Shares holds or is Transferred such Multiple Voting Shares solely and exclusively for estate or tax planning purposes;

“Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company;

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Request ID / Demande no 23649136	Ontario Corporation Number Numéro de la compagnie en Ontario 2719108

7.	Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

Droits, privilèges, restrictions et conditions, s’il y a lieu, rattachés à chaque catégorie d’actions et pouvoirs des administrateurs relatifs à chaque catégorie d’actions que peut être émise en série:

“Transfer” of a Multiple Voting Share shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation the transfer of or entering into a binding agreement with respect to, Voting Control over a Multiple Voting Share by proxy or otherwise, provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to the Corporation’s officers or directors at the request of Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of shareholders; or (b) the pledge of a Multiple Voting Share that creates a mere security interest in such share pursuant to a bona fide loan or indebtedness transaction so long as the holder of the Multiple Voting Share continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such Multiple Voting Share or other similar action by the pledgee shall constitute a “Transfer”; and

“Voting Control” with respect to a Multiple Voting Share means the exclusive power (whether directly or indirectly) to vote or direct the voting of such Multiple Voting Share by proxy, voting agreement or otherwise.

A Person is “controlled” by another Person or other Persons if: (i) in the case of a company or other body corporate wherever or however incorporated:

(a) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly, by or solely for the benefit of the other Person or Persons; and (b) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; or (ii) in the case of a Person that is not a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.

(f) Single Class. Except as otherwise provided above, Common Shares and Multiple Voting Shares are equal in all respects and shall be treated as shares of a single class for all purposes under the Act.

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Request ID / Demande no 23649136	Ontario Corporation Number Numéro de la compagnie en Ontario 2719108

8.	The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows:

L’émission, le transfert ou la propriété d’actions est/n’est pas restreinte. Les restrictions, s’il y a lieu, sont les suivantes:

No securities of the Corporation, other than non-convertible debt securities, shall be transferred unless such transfer (a) is approved by either the directors of the Corporation or the holders of the outstanding voting shares of the Corporation, in accordance with these articles and the by-laws of the Corporation and applicable legislation; and (b) complies with the terms and conditions regarding restrictions on transfer, if any, contained in any unanimous security holders’ agreement.

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Request ID / Demande no 23649136	Ontario Corporation Number Numéro de la compagnie en Ontario 2719108

9.	Other provisions, (if any, are):

Autres dispositions, s’il y a lieu:

(a) The number of shareholders of the Corporation, exclusive of persons who are in the employment of the Corporation and exclusive of persons who, having been formerly in the employment of the Corporation, were, while in that employment, and have continued after termination of that employment to be, shareholders of the Corporation, is limited to not more than fifty, two or more persons who are the joint registered owners of one or more shares being counted as one shareholder.

(b) Any invitation to the public to subscribe for securities of the Corporation is prohibited.

(c) The Corporation shall have a lien on the shares registered in the name of a shareholder or his legal representative for a debt of that shareholder to the Corporation.

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Request ID / Demande no 23649136	Ontario Corporation Number Numéro de la compagnie en Ontario 2719108

10.	The names and addresses of the incorporators are

Nom et adresse des fondateurs

First name, initials and last name or corporate name	Prénom, initiale et nom de famille ou dénomination sociale

Full address for service or address of registered office or of principal place of business giving street & No. or R.R. No., municipality and postal code

Domicile élu, adresse du siège social au adresse de l’établissement principal, y compris la rue et le numéro, le numéro de la R.R., le nom de la municipalité et le code postal

*	JOHN A. MCMAHON
1 ST. THOMAS STREET Suite 10A

TORONTO ONTARIO
CANADA M5S 3M5